EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES AMENDMENTS TO FINANCING AGREEMENTS
PROVIDING ENHANCED FINANCIAL FLEXIBILITY

THE WOODLANDS, Texas July 5, 2016 /PRNewswire/ - TETRA Technologies, Inc. (NYSE:TTI) (the “Company” or “TETRA”) today announced it has amended its revolving credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”) and the other lenders thereto and has amended and restated its Note Purchase Agreement with an affiliate of GSO Capital Partners LP (“GSO”).

Stuart M. Brightman, TETRA's President and Chief Executive Officer, stated, “We are pleased to announce that our management team has successfully amended our main debt agreements, including their financial covenants, with no change in commitment levels, providing us with enhanced financial flexibility. We would also like to thank JPMorgan, GSO and the rest of the lending group for constructively working with us through the amendment process. These amendments, combined with our recent public offering of common stock, are very positive developments for the Company and important steps for our long-term success, as they strengthen our balance sheet, provide additional liquidity, and better position us to respond rapidly when activity levels rebound.”

By executing the Agreement and Fourth Amendment to Credit Agreement dated July 1, 2016 (the “Fourth Amendment”) with JPMorgan, as administrative agent, and the other lender parties, TETRA resolves its previously reported concerns regarding future compliance with the interest coverage ratio covenant under the Credit Agreement dated June 27, 2006 (as previously amended the “Credit Agreement”). The interest coverage ratio covenant was replaced with a more customary fixed charge coverage ratio covenant and the maximum consolidated leverage ratio was increased from 3.0X to 4.0X from June 30, 2016 through March 31, 2018, with subsequent step downs. In connection with the Fourth Amendment, the Company and certain of its subsidiaries (other than CSI Compressco LP (NASDAQ:CCLP) and its subsidiaries) pledged collateral to secure the obligations under the Credit Agreement. The amendment also included additional negative covenants consistent with those included in the Amended and Restated Note Purchase Agreement with GSO and increased the applicable margin, based on the Company’s leverage ratio. The Fourth Amendment maintains the previous $225 million commitment level under the Credit Agreement.

Simultaneously with the execution of the Fourth Amendment, the Company executed its Amended and Restated Note Purchase Agreement dated July 1, 2016 (as amended and restated, the "Amended and Restated Note Purchase Agreement") with GSO regarding the Company’s $125 million of 11% Senior Notes maturing in 2022. The Amended and Restated Note Purchase Agreement, which supersedes the previously executed Note Purchase Agreement dated November 5, 2015, was amended to delete the interest coverage ratio covenant and replace it with a more customary fixed charge coverage ratio covenant and increase the maximum consolidated leverage ratio from 3.5X to 4.5X from June 30, 2016 through March 31, 2018, with subsequent step downs. The Company and certain of its subsidiaries (other than CSI Compressco LP and its subsidiaries) also provided GSO with a security interest in the same collateral that was provided under the Fourth Amendment.

Additional details of both transactions are included in the Company’s Form 8-K filed today with the Securities and Exchange Commission.

Company Overview and Forward Looking Statements

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services including well plugging and abandonment, decommissioning, and diving. TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the Company’s expectations regarding its ability to comply with the amended financial covenants, as well as the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact

TETRA Technologies, Inc. l The Woodlands, Texas
Stuart M. Brightman, President and Chief Executive Officer
Tel. 1-281-367-1983

2